EXHIBIT 99.1
                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:                   Brent L. Peters, President & CEO
Telephone Number:          610-965-5959
E-mail:                    blpeters@eastpennbank.com


             EAST PENN FINANCIAL CORPORATION REPORTS RECORD EARNINGS
                         FOR THE SECOND QUARTER OF 2004

     (July 21, 2004) - EMMAUS, PA -- East Penn Financial Corporation (NasdaqSC:
EPEN), parent of East Penn Bank, today reported record earnings of $810,000 for the second quarter of 2004, representing a 24.4% increase over second quarter 2003 earnings of $651,000. Basic and diluted earnings per share for the second quarter of 2004 increased 20% to $0.12 per share as compared with $0.10 per share for the second quarter of 2003.

     Earnings for the six months ended June 30, 2004 were $1,561,000, or 26% ahead of earnings of $1,239,000 for the six months ended June 30, 2003. For the first six months of 2004, basic and diluted earnings per share of $0.25 per share were 31.6% higher than the $0.19 per share earned during the first six months of 2003. The company's annualized return on average assets increased to 0.92% for the second quarter of 2004 as compared with 0.89% for the second quarter of 2003. The annualized return on average stockholders' equity was 15.60% for the second quarter of 2004 in comparison with 12.35% for the second quarter of 2003.

     Commenting on 2004 second quarter results, Brent L. Peters, President and Chief Executive Officer, stated, "We are pleased to report that our earnings continue to be strong and grew at a most impressive pace not only during the quarter, but also year to date. Despite the low interest rate environment, we have been able to produce solid growth, which is attributable primarily to our core banking business and the quality service we provide to our customers." Net interest income, after the provision for loan losses, increased 14.1%, mainly as a result of balance sheet growth and lower cost of funds, whereas non-interest income increased 15%. While operating expenses for the second quarter of 2004 increased 10.5% over the second quarter of 2003 as a result of the company's growth, the efficiency ratio improved to 61.98% in 2004 from 67.24% in 2003. Total assets increased 18.2% to $350.2 million, net loans increased 20.5%, and deposits increased 8.5% from June 30, 2003 to June 30, 2004, respectively. The net effect of certain activity in the company's stockholders' equity, which includes the repurchase of $1.9 million in common stock from an individual investor, the payment of a $504,000 semi-annual cash dividend in the February 2004, and the decline in the market value of available for sale securities, resulted in a 7.7% decrease in stockholders' equity to $19.3 million at June 30, 2004 from $20.9 million at June 30, 2003. Asset quality continued to remain strong for the second quarter of 2004 in that non-performing assets for the second quarter of 2004 were 0.35% of total assets, as compared with 0.49% for the second quarter of 2003.

     East Penn Financial Corporation is a locally owned $350.2 million bank holding company headquartered in Emmaus, Pennsylvania. Its principal subsidiary, East Penn Bank, is a community bank that operates 7 branch locations serving the Lehigh Valley.

Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.
           --------------------

EAST PENN FINANCIAL CORPORATION
(UNAUDITED)

                                            2nd Quarter   2nd Quarter
                                               ended         ended        %
(In thousands, except per share data)         6/30/04       6/30/03    Change
-----------------------------------------------------------------------------
Net interest income
after loan loss provision                      $2,718       $2,382      14.1%

Net income                                        810          651      24.4%

Basic earnings per share (1)                   $ 0.12       $ 0.10      20.0%
Diluted earnings per share (2)                 $ 0.12       $ 0.10      20.0%



                                                                          %
(In millions)                                 6/30/04       6/30/03    Change
-----------------------------------------------------------------------------
Assets                                         $350.2       $296.3      18.2%

Stockholders' equity                             19.3         20.9      (7.7%)

Deposits                                        291.1        268.4       8.5%


(1) Based upon the weighted average number of shares of common stock outstanding for the applicable periods.

(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.










This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.